Exhibit 10.26

September 2, 2014

This letter agreement (“Agreement”) is to confirm the understanding by which Zynerba Pharmaceuticals, Inc. (“Licensee”) will share office space at 170 Radnor Chester Road, Suite 350, Radnor PA 19087 (the “Premises”), which is currently leased by BioAdvance, a Pennsylvania not for profit corporation.

1.              Effective September 2, 2014, BioAdvance will provide Licensee with the following:

•	Two offices (approximately 10’xl2’), furnished with a desk, desk chair, credenza and two side chairs. The offices are indicated on the attached floor plan (the “Space”).
•

Internet access, one phone and phone line for each office, light administrative support (phone answering, periodic travel arrangements), and access to a printer/copy machine for routine printing and copying Large printing or copying projects should be agreed to with BioAdvance ahead of time.

•

HVAC during the hours of 7:00 a.m. to 6:00 p.m., excluding holidays defined by the building management. Week-end HVAC is available only to the extent provided by the building management without additional cost to BioAdvance.

•	Access to conference rooms and common areas on the Premises. BioAdvance will provide an e- mail or internet system for scheduling of the conference rooms.

2.              For use of the Space, Licensee will pay BioAdvance the amount of $1250 per month for each office, of which $1,000 is in cash (the “Monthly Fee”) and the balance is in the form of up to one hour of consulting, at BioAdvance’s request.  The Monthly Fee is payable in advance on the first day of each month during the initial term or any renewal term.  Licensee also will pay BioAdvance a security deposit for each office equal to one Monthly Fee, at the time of signing this letter agreement, which will not bear interest.  The security deposit will be returned within 30 days after termination of this Agreement unless there is damage or a breach of this Agreement by Licensee.

3.              The initial term of this Agreement will be until December 31, 2014 (the “Initial Term”), following which, the Agreement will automatically renew on a month to month basis unless Licensee gives BioAdvance 30 days’ notice of non-renewal.  Licensee may terminate the Agreement during the Initial Term upon 30 days’ notice to BioAdvance.  Both during the Initial Term and during any renewal period, BioAdvance may terminate the Agreement upon 30 days written notice to Licensee.  BioAdvance also may terminate Licensee’s the Agreement immediately if Licensee breaches any obligation hereunder and fails to promptly remedy the breach.

4.              Licensee has inspected the Space and accepts the Space as is.  Licensee will not damage the Space or Premises or make any repair, alterations or improvements to the Space or Premises of any kind, without the written consent of BioAdvance.  On termination of this Agreement, Licensee will remove personal property and leave the Space in substantially the same condition as on the Effective Date, normal wear and tear excepted.  If Licensee has damaged the Space, BioAdvance may offset repair costs against the security deposit, and Licensee will responsible for reimbursing BioAdvance for any reasonable repair costs in excess of the security deposit.

5.              BioAdvance is not providing any insurance coverage for Licensee’s benefit at the Space or Premises.  Without limiting the foregoing, Licensee assumes all risk of loss with respect to personal property of Licensee on the Premises.  Licensee will maintain personal injury and casualty insurance for its own benefit in amounts it deems appropriate.  Licensee will indemnify BioAdvance, its landlord and all principals and agents of either, for any claim asserted by Licensee or a third party that arises out of any injury at, or use by Licensee (or its employees, directors, or guests) of, the Space or Premises, unless caused by BioAdvance’s gross negligence or willful misconduct.

6.              Notice to a party to this Agreement must be provided in writing by hand delivery or overnight courier to the respective addresses set forth below.

7.              Licensee has been furnished a copy of the lease by which BioAdvance has use of the Premises.  Licensee will not take any action inconsistent with the terms of the lease or which results in a cost or expense to BioAdvance.  If building management has any additional rules related to the Premises, Licensee will abide by those as well.  This Agreement is subordinate to any lease related to the Space or Premises.

8.              Each party confirms that it is authorized to enter into this letter Agreement.  Each party knowingly waives its right to trial by jury in any dispute arising under this Agreement.

9.              This Agreement is not assignable or transferable by Licensee without BioAdvance’s written consent.  This Agreement may not be modified except in writing signed by both parties.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by electronic or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Accepted and agreed to by:

BIOADVANCE

170 Radnor Chester Road, Suite 350

Radnor, PA 19087

Bv:	/s/ Barbara Schilberg
Name: Barbara Schilberg
Title: CEO

Zynerba Pharmaceuticals, Inc.
1122 Oak Hill Drive
Lexington, KY 40505

By:	/s/ Philip Wagenheim
Name:	Philip Wagenheim
Title:	President

EXHIBIT A- Floor Plan of Premises and Location of Space

CONF. ROOM
308
OFFICE
307
OFFICE
306
OFFICE
305
OFFICE
304
STOR.
302
RECEPTION
301
CLOS.
323
BREAK AREA
311
CONF. ROOM
309
OFFICE
322
WORKROOM
310
OFFICE
314
CORRIDOR
312
OFFICE
315
OFFICE
318
CORRIDOR
319
OFFICE
321
OFFICE
313
OFFICE
316
OFFICE
317
OFFICE
320
2
1
A
B
C
D
Teri + Armando

1 FURNITURE PLAN
A150 1/8" = 1'-0"